Exhibit 10.2

Execution Version

GUARANTY AND SECURITY AGREEMENT

This GUARANTY AND SECURITY AGREEMENT (this “Agreement”), dated as of October 13, 2021, by and among the Credit Parties (as defined in the Credit Agreement (as defined below)) who listed on the signature pages hereof as “Grantors” and those additional Credit Parties that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, a Delaware limited liability company, in its capacity as administrative agent for the benefit of the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain First Amended and Restated Credit Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPLUS TECHNOLOGY, INC., a Virginia corporation (“Technology”), EPLUS TECHNOLOGY SERVICES, INC., a Virginia corporation (“Services”) and SLAIT CONSULTING, LLC, a Virginia limited liability company (“SLAIT”), those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof (together with Technology, Services and SLAIT, each, a “Borrower,” and individually and collectively, jointly and severally, the “Borrowers”), Agent, and the several financial institutions from time to time party thereto as lenders (collectively, the “Lenders” and individually each a “Lender”), the Lenders have severally agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof; and

WHEREAS, Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Credit Agreement and this Agreement; and

WHEREAS, in order to induce the Secured Parties, as applicable, to make financial accommodations to Borrowers as provided for in the Credit Agreement, the other Loan Documents, the Bank Product Agreements, the Letters of Credit, and the Secured Rate Contracts, (a) each Grantor (other than any Borrower) has agreed to guaranty the Guarantied Obligations (as defined below), and (b) each Grantor has agreed to grant to Agent, for the benefit of the Secured Parties, a continuing security interest in and to the Collateral (as defined  below) in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations (as defined below); and

WHEREAS, each Grantor (other than any Borrower) is a Subsidiary of a Borrower (or of a Borrower’s Subsidiary) and, as such, will benefit by virtue of the financial accommodations extended to Borrowers pursuant to the Credit Agreement.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions; Construction.

(a)         All capitalized terms used and not otherwise defined herein (including in the preamble and recitals hereof) shall have the meanings ascribed thereto in the Credit Agreement.  Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Code (including, without limitation, “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Drafts”; “Equipment”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”; “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter of Credit Right”, “Proceeds”, “Promissory Note”, “Securities Account” and “Supporting Obligations”) shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.  In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

“Acquisition Documents” means the agreements, instruments and documents evidencing, or entered into in connection with, an Acquisition (including a Permitted Acquisition) by a Grantor.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agreement” has the meaning specified therefor in the preamble to this Agreement.

“Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s Goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the recitals to this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” has the meaning specified therefor in Section 3 hereof.

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit A.

“Copyrights” means any and all rights in any works of authorship, including (A) copyrights and moral rights, (B) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 2, (C) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.

“Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

“Equity Interests” means with respect to a Person, collectively, all of the Stock and Stock Equivalents of or in such Person.

“Foreclosed Grantor” has the meaning specified therefor in Section 2(i)(iv) hereof.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, software, contract rights, rights to payment, rights under Rate Contracts  (including the right to receive payment on account of the termination (voluntarily or involuntarily) of such Rate Contracts), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, route lists, rights to payment and other rights under Acquisition Documents, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, monies due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.  For avoidance of doubt, the term “Grantor” does not mean and include, and shall not mean and include, any of the following Persons: (a) Holdings, (b) Group or (c) any direct or indirect Subsidiary of Holdings which as of the Closing Date, is not a Borrower.

“Guarantied Obligations” means all of the Secured Obligations now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees (including the fees provided for in the Fee Letter) required to be paid by any Credit Party or guarantor under any Loan Document (including any reasonable and documented out-of-pocked fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all reasonable and documented out-of-pocked expenses (including Attorney Costs and expenses) incurred by Agent or any Secured Party in enforcing any rights under the any of the Loan Documents.  Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by any Credit Party or guarantor to Agent or any Secured Party but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving any Credit Party or guarantor; provided that, anything to the contrary contained in the foregoing notwithstanding, the Guarantied Obligations shall exclude any Excluded Rate Contract Obligations.

“Guarantor” means each Grantor (other than (a) any Borrower, (b) Holdings, (b) Group or (c) any direct or indirect Subsidiary of Holdings which as of the Closing Date, is not a Borrower).

“Guaranty” means the guaranty set forth in Section 2 hereof.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names (including, but not limited to, the domain names listed on Schedule 10), specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Licenses” means, with respect to any Grantor, (A) any licenses or other similar rights provided to such Grantor in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by such Grantor, in each case, including (x) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (y) the license agreements listed on Schedule 3, and (z) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Parties’ rights under the Loan Documents.

“Investment Property” means (A) any and all investment property, and (B) any and all of the following (regardless of whether classified as investment property under the Code):  all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“Joinder” means each Joinder to this Agreement executed and delivered by Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit B.

“Patents” means patents and patent applications, including (A) the patents and patent applications listed on Schedule 4, (B) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.

“Pledged Companies” means each Person listed on Schedule 5 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Closing Date and is required to be pledged pursuant to Section 5.14 of the Credit Agreement.

“Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

“Pledged Note” means any Promissory Note (as defined in Section 9-102(a)(65) of the Code) made payable to, or to the order of, any Grantor having an aggregate amount of principal outstanding of more than $500,000; provided, however, the term “Pledged Note” does not, and shall not, mean or include any such Promissory Notes made payable to, or to the order of, Technology which in the ordinary course of its business, are endorsed by Technology to, and are held by, Group.

“Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Proceeds” has the meaning specified therefor in Section 3 hereof.

“PTO” means the United States Patent and Trademark Office.

“Qualified ECP Grantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Grantor that has total assets exceeding Ten Million Dollars ($10,000,000.00) at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Security Interest” has the meaning specified therefor in Section 3 hereof.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Property.

“Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit D.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 6, (B) all renewals thereof, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (D) the right to sue for past, present and future infringements and dilutions thereof, (E) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (F) all of each Grantor’s rights corresponding thereto throughout the world.

“URL” means “uniform resource locator,” an internet web address.

(b)          This Agreement shall be subject to the rules of construction set forth in Section 1.2 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

(c)          All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.           Guaranty.

(a)          In recognition of the direct and indirect benefits to be received by Guarantors. from the proceeds of the Loans, the issuance of the Letters of Credit, and the entering into of the Bank Product Agreements and Secured Rate Contracts and by virtue of the financial accommodations to be made to Borrowers, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations.  If any or all of the Secured Obligations constituting Guarantied Obligations become due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to Agent, for the benefit of the Secured Parties, together with any and all fees or expenses that may be incurred by Agent or any Secured Party in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under this Agreement).  If claim is ever made upon Agent or any Secured Party for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and any of Agent or any Secured Party repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Agreement or other instrument evidencing any liability of any Grantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

(b)          Additionally, each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guarantied Obligations to Agent, for the benefit of the Secured Parties, whether or not due or payable by any Credit Party upon the occurrence of any Event of Default specified in Section 8.1(f) or (g) of the Credit Agreement, and irrevocably and unconditionally promises to pay such indebtedness to Agent, for the benefit of the Secured Parties, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.

(c)        The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking (other than payment in full of the Guarantied Obligations), (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Grantor, (iii) any payment made to Agent or any Secured Party on account of the Secured Obligations which Agent or such Secured Party repays to any Grantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (iv) any action or inaction by Agent or any Secured Party, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Secured Obligations or of any security therefor.

(d)        This Guaranty includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part.  To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations.  If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Agent, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lender, any Bank Product Provider, any L/C Issuer, or any Secured Swap Provider in existence on the date of such revocation, (iv) no payment by any Guarantor, any Borrower, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by any Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder.  This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Secured Parties) and its successors, transferees, or assigns.

(e)         The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection.  The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or Grantor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or Grantor or any other Person and whether or not any other Guarantor or Grantor or any other Person be joined in any such action or actions.  Each of the Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.  Any payment by any Grantor or other circumstance which operates to toll any statute of limitations as to any Grantor shall operate to toll the statute of limitations as to each of the Guarantors.

(f)          Each of the Guarantors authorizes Agent and the Secured Parties without notice or demand (other than any notice expressly required to be provided hereunder or under any other Loan Document), and without affecting or impairing its liability hereunder, from time to time to:

(i)          change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Secured Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Secured Obligations as so changed, extended, renewed, or altered;

(ii)        take and hold security for the payment of the Secured Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Secured Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;

(iii)         exercise or refrain from exercising any rights against any Grantor;

(iv)         release or substitute any one or more endorsers, guarantors, any Grantor, or other obligors;

(v)         settle or compromise any of the Secured Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Grantor to its creditors;

(vi)         apply any sums by whomever paid or however realized to any liability or liabilities of any Grantor to Agent or any Secured Party regardless of what liability or liabilities of such Grantor remain unpaid;

(vii)       consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document, any Bank Product Agreement, any Secured Rate Contract or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, any Bank Product Agreement, any Secured Rate Contract, or any of such other instruments or agreements; or

(viii)     take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty (other than a defense of payment in full of the Guarantied Obligations).

(g)          It is not necessary for Agent or any Secured Party to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Secured Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(h)         Each Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The obligations of each Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Guarantor or whether any other Guarantor is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and, to the fullest extent permitted by applicable law, each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(i)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii)         any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guarantied Obligations resulting from the extension of additional credit;

(iii)      any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver, supplement, restatements, extension, novation, renewal, replacements, or continuation of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;

(iv)       the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including Agent or any Secured Party;

(v)       any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;

(vi)         any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Grantor or any other guarantors or sureties;

(vii)        any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Grantor; or

(viii)       any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or any other guarantor or surety.

(i)           Waivers.

(i)       Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Agent or any Secured Party to (A) proceed against any other Grantor or any other Person, (B) proceed against or exhaust any security held from any other Grantor or any other Person, (C) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Grantor, any other Person, or any collateral, or (D) pursue any other remedy in any Secured Party’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of any Grantor or any other Person, other than payment of the Guarantied Obligations to the extent of such payment, based on or arising out of the disability of any Grantor or any other Person, or the validity, legality, or unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Grantor other than payment of the Secured Obligations to the extent of such payment.  Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or non-judicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent or any Secured Party may have against any Grantor or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Guarantied Obligations have been paid.

(ii)        To the fullest extent permitted by applicable law, each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Secured Obligations or other financial accommodations.  Each of the Guarantors waives notice of any Default or Event of Default under any of the Loan Documents.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Grantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that neither Agent nor any Secured Party shall have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

(iii)        To the fullest extent permitted by applicable law, each Guarantor hereby waives:  (A) any right to assert against any Secured Party any defense (legal or equitable) (other than the defense that all of the Guarantied Obligations have been paid in full), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against any Borrower or any other party liable to any Secured Party, (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor, (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Borrower or other guarantors or sureties, and (D) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.

(iv)        No Guarantor will exercise any rights that it may now or hereafter acquire against any Grantor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Secured Party against any Grantor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Grantor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all of the commitments under the Credit Agreement have been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Secured Parties, and shall forthwith be paid to Agent to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Guaranty thereafter arising.  Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Grantor (the “Foreclosed Grantor”), including after payment in full of the Secured Obligations, if all or any portion of the Secured Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Grantor whether pursuant to this Agreement or otherwise.

(v)          Each of the Guarantors represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by applicable law.

3.          Grant of Security.  Each Grantor hereby unconditionally grants, collaterally assigns, and pledges to Agent, for the benefit of Secured Parties, to secure the Secured Obligations (whether now existing or hereafter arising), a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a)          all of such Grantor’s Accounts;

(b)          all of such Grantor’s Books;

(c)          all of such Grantor’s Chattel Paper;

(d)          all of such Grantor’s Commercial Tort Claims;

(e)          all of such Grantor’s Deposit Accounts;

(f)          all of such Grantor’s Equipment;

(g)          all of such Grantor’s Farm Products;

(h)          all of such Grantor’s Fixtures;

(i)          all of such Grantor’s other Goods;

(j)          all of such Grantor’s General Intangibles;

(k)          all of such Grantor’s Inventory;

(l)          all of such Grantor’s Investment Property;

(m)         all of such Grantor’s Intellectual Property and Intellectual Property Licenses;

(n)          all of such Grantor’s Negotiable Collateral (including all of such Grantor’s Pledged Notes);

(o)          all of such Grantor’s Pledged Interests (including all of such Grantor’s Pledged Operating Agreements and Pledged Partnership Agreements);

(p)          all of such Grantor’s Securities Accounts;

(q)          all of such Grantor’s Supporting Obligations;

(r)          all of such Grantor’s Vendor Credits;

(s)          all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any Secured Party; and

(t)          all of the Proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, Negotiable Collateral, Pledged Interests, Securities Accounts, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”).  Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or Agent from time to time with respect to any of the Investment Property;

provided, however, notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any Excluded Property of any Grantor.

4.          Security for Secured Obligations.  The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent or any Secured Party, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.  Further, the Security Interest created hereby encumbers each Grantor’s right, title, and interest in all Collateral, whether now owned by such Grantor or hereafter acquired, obtained, developed, or created by such Grantor and wherever located.

5.          Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Parties shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.  Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Loan Document, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until (i) the occurrence and continuance of an Event of Default, and (ii) Agent has notified the applicable Grantor of Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 16.

6.         Representations and Warranties.  In order to induce Agent to enter into this Agreement for the benefit of the Secured Parties, each Grantor makes the following representations and warranties to the Secured Parties which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a)         The name (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Grantor is set forth on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents).

(b)         The chief executive office of each Grantor is located at the address indicated on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents).

(c)         Each Grantor’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents).

(d)          As of the Closing Date, no Grantor holds any commercial tort claims that exceed $500,000 in amount, except as set forth on Schedule 1.

(e)        Set forth on Schedule 8 is a listing of all of Grantors’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

(f)          [Reserved.]

(g)          As of the Closing Date: (i) Schedule 2 provides a complete and correct list of all registered Copyrights owned by any Grantor, all applications for registration of Copyrights owned by any Grantor, and all other Copyrights owned by any Grantor and material to the conduct of the business of any Grantor, (ii) Schedule 3 provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor pursuant to which (A) any Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person (other than non-exclusive software licenses granted in the ordinary course of business), or (B) any Person has granted to any Grantor any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Grantor, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor (other than off-the-shelf, shrink-wrapped or “click to accept” software licenses or other licenses to generally commercially available software), (iii) Schedule 4 provides a complete and correct list of all Patents owned by any Grantor and all applications for Patents owned by any Grantor, and (iv) Schedule 6 provides a complete and correct list of all registered Trademarks owned by any Grantor, and all applications for registration of Trademarks owned by any Grantor.

(h)         (i) (A) each Grantor owns exclusively or holds licenses in all Intellectual Property that is necessary in or material to the conduct of its business, and (B) all employees and contractors of each Grantor who were involved in the creation or development of any Intellectual Property for such Grantor that is necessary in or material to the business of such Grantor have signed agreements containing assignment of Intellectual Property rights to such Grantor and obligations of confidentiality;

(ii)       to the knowledge of any Responsible Officer of such Grantor, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Grantor, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(iii)         to the knowledge of any Responsible Officer of such Grantor, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Grantor and necessary in or material to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect;

(iv)       (A) to the knowledge of any Responsible Officer of such Grantor, (1) such Grantor has never infringed or misappropriated and is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (2) no product manufactured, used, distributed, licensed, or sold by or service provided by such Grantor has ever infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, and (B) there are no infringement or misappropriation claims or proceedings pending, or to the knowledge of any Responsible Officer of any Grantor, threatened in writing against any Grantor, and no Grantor has received any written notice or other communication of any actual or alleged infringement or misappropriation of any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect;

(v)        none of the proprietary software licensed or distributed by any Grantor that is material to generating revenue for such Grantor is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that would require, or condition the use or distribution of such software, on the disclosure, licensing or distribution of any source code of the proprietary software; and

(vi)        each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in or material to the conduct of the business of such Grantor.

(i)         This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations.  Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 9.  Upon the making of such filings, Agent shall have a first priority (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases) perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement under the Code.  Upon filing of any Copyright Security Agreement with the United States Copyright Office, filing of any Patent Security Agreement and any Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 9, all action necessary or desirable to protect and perfect the Security Interest in and on each Grantor’s United States issued and registered Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor.  All action by any Grantor necessary to protect and perfect such security interest on each item of Collateral has been duly taken.

(j)           (i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date, (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 5 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement, (iii) such Grantor has the right and requisite authority to pledge the Investment Property pledged by such Grantor to Agent as provided herein, (iv) all actions necessary or desirable to perfect and establish the first priority (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases) of, or otherwise protect, Agent’s Liens in the Investment Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement, (B) the taking of possession by Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to Agent) endorsed in blank by the applicable Grantor, (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 9 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, the delivery of Control Agreements with respect thereto, and (v) each Grantor has delivered to and deposited with Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(k)         No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except (A) as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally, (B) for consents, approvals, authorizations, or other orders or actions that have already been obtained or given (as applicable) and that are still in force, and (C) the filing of financing statements and other filings necessary to perfect the Security Interests granted hereby.  No Intellectual Property License of any Grantor that is necessary in or material to the conduct of such Grantor’s business requires any consent of any other Person that has not been obtained in order for such Grantor to grant the security interest granted hereunder in such Grantor’s right, title or interest in or to such Intellectual Property License.

(l)          [Reserved.].

(m)         There is no default, breach, violation, or event of acceleration existing under any Pledged Note  and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note.  No Grantor that is an obligee under a Pledged Note has waived any default, breach, violation, or event of acceleration under such Pledged Note.

(n)          As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not constitute investment company securities, and (iii) are not held by such Grantor in a Securities Account.  In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provides that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

7.          Covenants.  Each Grantor, jointly and severally, covenants and agrees with Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 23:

(a)          Possession of Collateral.  In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Property, or Chattel Paper having an aggregate value or face amount of $500,000  or more for all such Negotiable Collateral, Investment Property, or Chattel Paper, the Grantors shall promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) after acquisition thereof), notify Agent thereof, and if and to the extent that perfection or priority of Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, shall execute such other documents and instruments as shall be requested by Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Property, or Chattel Paper to Agent, together with such undated powers (or other relevant document of transfer acceptable to Agent) endorsed in blank as shall be requested by Agent, and shall do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Security Interest therein.

(b)          Chattel Paper.

(i)          Promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, each Grantor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the aggregate value or face amount of such electronic Chattel Paper equals or exceeds $500,000; and

(ii)         If any Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement), promptly upon the request of Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Commercial Distribution Finance, LLC, as Agent for the benefit of the Secured Parties.”

(c)          Control Agreements. Each Grantor shall enter into Control Agreements as required by Section 5.11 of the Credit Agreement.

(d)          Letter-of-Credit Rights.  If the Grantors (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $500,000  or more in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) after becoming a beneficiary), notify Agent thereof and, promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, enter into a tri-party agreement with Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Agent and directing all payments thereunder to Agent’s Account, all in form and substance reasonably satisfactory to Agent.

(e)         Commercial Tort Claims.  If the Grantors (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $500,000  or more in the aggregate for all Commercial Tort Claims, then the  applicable Grantor or Grantors shall promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) of obtaining such Commercial Tort Claim), notify Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Agent to give Agent a first priority (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases), perfected security interest in any such Commercial Tort Claim.

(f)          [Reserved].

(g)          Intellectual Property.

(i)          Upon the request of Agent, in order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence Agent’s Lien on such Grantor’s United States issued and registered Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby;

(ii)         Each Grantor shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, to protect and diligently enforce and defend at such Grantor’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Grantor who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality.  Each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Grantor’s business.  Each Grantor hereby agrees to take the steps described in this Section 7(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Grantor’s business;

(iii)      Grantors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor.  Without limiting the generality of this Section 7(g)(iii), Grantors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable and documented out-of-pocket fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and Borrowers agree to pay or reimburse Agent upon demand for all such expenses in accordance with Section 10.5 of the Credit Agreement;

(iv)         Reserved;

(v)         On each date on which a Compliance Certificate is required to be delivered pursuant to Section 5.2(a) of the Credit Agreement (or, if a Covenant Trigger Event has occurred and so long as the Covenant Trigger Event or Covenant Testing Period continues, (more frequently if reasonably requested by Agent), (but without duplication of any notice required by Section 7(g)(iv)), each Grantor shall provide Agent with a written report of all new Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that are material to the conduct of such Grantor’s business, in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period and any statement of use or amendment to allege use with respect to intent-to-use trademark applications.  In the case of such registrations or applications therefor, which were acquired by any Grantor, each such Grantor shall file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property.  In each of the foregoing cases, the applicable Grantor shall promptly cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such Patent, Trademark and Copyright registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Intellectual Property Licenses as being subject to the security interests created thereunder;

(vi)        Anything to the contrary in this Agreement notwithstanding, in no event shall any Grantor, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency in another country without giving Agent written notice thereof at least five (5) Business Days prior to such filing and complying with Section 7(g)(i).  Upon receipt from the United States Copyright Office of notice of registration of any Copyright, each Grantor shall promptly (but in no event later than five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following such receipt) notify (but without duplication of any notice required by Section 7(g)(v)) Agent of such registration by delivering, or causing to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright.  If any Grantor acquires from any Person any Copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Grantor shall promptly (but in no event later than five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright.  In the case of such Copyright registrations or applications therefor which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Copyrights;

(vii)       Each Grantor shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, including, as applicable (A) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements, (B) taking actions reasonably necessary to ensure that no trade secret falls into the public domain, and (C) protecting the secrecy and confidentiality of the source code of all software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions;

(viii)      No Grantor shall incorporate into any proprietary software licensed or distributed by such Grantor that is material to generating revenue for such Grantor any third-party code that is licensed pursuant to any open source license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License, in a manner that would require or condition the use or distribution of such software on, the disclosing, licensing, or distribution of any source code for any portion of the proprietary software that is licensed or distributed by any Grantor; and

(ix)        No Grantor shall enter into any Intellectual Property License material to the conduct of the business to receive any license or rights in any Intellectual Property of any other Person unless such Grantor has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such Intellectual Property License (and all rights of Grantor thereunder) to Agent (and any transferees of Agent).

(h)          Investment Property.

(i)          If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) of acquiring or obtaining such Collateral) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii)        Upon the occurrence and during the continuance of an Event of Default, following the request of Agent, all sums of money and property paid or distributed in respect of the Investment Property that are received by any Grantor shall be held by the Grantors in trust for the benefit of Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to Agent in the exact form received;

(iii)       Each Grantor shall promptly deliver to Agent a copy of each material notice or other material communication received by it in respect of any Pledged Interests;

(iv)       No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Loan Documents;

(v)         Each Grantor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Property or to effect any sale or transfer thereof;

(vi)        As to all limited liability company or partnership interests owned by such Grantor and issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a Securities Account.  In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provides or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction; and

(vii)        With regard to any Pledged Interests that are not certificated, any such Grantor of such non-certificated Pledged Interests (i) agrees promptly to note on its books the security interests granted to Agent and confirmed under this Agreement, (ii) agrees that after the occurrence and during the continuation of an Event of Default, it will comply with instructions of Agent or its nominee with respect to the applicable Pledged Interests without further consent by the applicable Grantor, (iii) to the extent permitted by law, agrees that the “issuer’s jurisdiction” (as defined in Section 8-110 of the UCC) is the State of New York, (iv) agrees to notify Agent upon obtaining knowledge of any interest in favor of any person in the applicable Pledged Interests that is materially adverse to the interest of the Agent therein, other than any Permitted Liens and (v) waives any right or requirement at any time hereafter to receive a copy of this Agreement in connection with the registration of any Pledged Interests hereunder in the name of Agent or its nominee or the exercise of voting rights by Agent or its nominee.

(i)         Real Estate; Fixtures; Property; Landlord Agreements.  Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to Real Estate.  Each Grantor shall maintain its Property and obtain landlord agreements, bailee, and mortgagee waivers as required by the Credit Agreement.

(j)          Transfers and Other Liens.  Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens.  The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents.

(k)          [Reserved].

(l)        Name, Etc.  No Grantor will change its name, chief executive office, organizational identification number, jurisdiction of organization or organizational identity; provided, that any Grantor may change its name or chief executive office upon at least ten (10) days prior written notice to Agent of such change.

(m)        Account Verification. Each Grantor will, and will cause each of its Subsidiaries to, permit Agent, in Agent’s name or in the name or a nominee of Agent, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or other electronic means of transmission or otherwise.  Further, at the request of Agent, each Grantor will, and will cause each of its Subsidiaries to, send requests for verification of Accounts or, after the occurrence and during the continuance of an Event of Default, send notices of assignment of Accounts to Account Debtors and other obligors.

(n)          [Reserved].

(o)          Pledged Notes.   Grantors (i) without the prior written consent of Agent, will not (A) waive or release any obligation of any Person that is obligated under any of the Pledged Notes, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes, or (C) other than permitted dispositions under Section 6.2 of the Credit Agreement, assign or surrender their rights and interests under any of the Pledged Notes or terminate, cancel, modify, change, supplement or amend the Pledged Notes, and (ii) shall provide to Agent copies of all material written notices (including notices of default) given or received with respect to the Pledged Notes promptly after giving or receiving such notice.

(p)          Keepwell.  Each Qualified ECP Grantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to guaranty and otherwise honor all of its payment obligations under the Guaranty in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Grantor shall only be liable under this Section 7(p) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7(p), or otherwise under the Loan Documents, voidable under applicable Requirements of Law relating to voidable transfers, fraudulent conveyances, or fraudulent transfers, and not for any greater amount). The obligations of each Qualified ECP Grantor under this Section 7(p) shall remain in full force and effect until the payment in full of the Secured Obligations.  Each Qualified ECP Grantor intends that this Section 7(p) constitute, and this Section 7(p) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

8.           Relation to Other Security Documents.  The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a)          Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)        Patent, Trademark, Copyright Security Agreements.  The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

9.           Further Assurances.

(a)         Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b)         Each Grantor authorizes the filing by Agent of financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Agent such other instruments or notices, as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)          Each Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance.  Each Grantor also hereby ratifies the financing statements or amendments previously filed by Agent in any jurisdiction in connection with that certain Amended and Restated Agreement for Wholesale Financing, dated as of July 23, 2012 (as the same has been amended, extended, supplemented or modified prior to the date hereof, the “Existing AWF”), by and among the Agent, as lender, and Borrowers and that certain Amended and Restated Business Financing Agreement, dated as of July 23, 2012 (as the same has been amended, extended, supplemented or modified prior to the date hereof, the “Existing BFA”), by and among the Agent, as lender, and Borrowers.

(d)        Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

10.        Agent’s Right to Perform Contracts, Exercise Rights, etc.  Upon the occurrence and during the continuance of an Event of Default, Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right (subject to Section 17(b)) to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of Agent or any of its nominees.

11.         Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)         to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b)          to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Agent;

(c)          to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d)          to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;

(e)          to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f)          to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and

(g)          Agent, on behalf of the Secured Parties, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

12.        Agent May Perform.  If any Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors in accordance with the terms of the Credit Agreement.

13.         Agent’s Duties.  The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral, for the benefit of the Secured Parties, and shall not impose any duty upon Agent to exercise any such powers.  Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

14.         Collection of Accounts, General Intangibles and Negotiable Collateral.  At any time upon the occurrence and during the continuance of an Event of Default, Agent or Agent’s designee may (a) make direct verification from Account Debtors with respect to any or all Accounts that are part of the Collateral, (b) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to Agent, for the benefit of the Secured Parties, or that Agent has a security interest therein, or (c) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.

15.        Disposition of Pledged Interests by Agent.  None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration.  Each Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market.  Each Grantor, therefore, agrees that:  (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

16.          Voting and Other Rights in Respect of Pledged Interests.

(a)         Upon the occurrence and during the continuation of an Event of Default, (i) Agent may, at its option, and with two (2) Business Days prior notice to any Grantor (unless such Event of Default is an Event of Default specified in Section 8.1(f) or (g) of the Credit Agreement, in which case no such notice need be given), and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be.  The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b)          For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Agent or the Secured Parties, or the value of the Pledged Interests.

17.         Remedies.  Upon the occurrence and during the continuance of an Event of Default:

(a)         Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.  Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notification of sale shall be required by law, at least ten days notification by mail to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notification shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code.  Agent shall not be obligated to make any sale of Collateral regardless of notification of sale having been given.  Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code, and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the Code.  Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code.

(b)          Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, each Grantor’s Intellectual Property, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names (including, but not limited to, the domain names listed on Schedule 10), industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License) as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Agent.

(c)          Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of Agent, and (ii) with respect to any Grantor’s Securities Accounts in which Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Agent.

(d)         Any cash held by Agent as Collateral and all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(e)          Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Agent shall have the right, to the extent permitted by applicable law, to an immediate writ of possession without notice of a hearing.  Agent shall have the right, to the extent permitted by applicable law, to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Agent, to the extent permitted by applicable law.

18.          Remedies Cumulative.  Each right, power, and remedy of Agent or any Secured Party as provided for in this Agreement, the other Loan Documents any Bank Product Agreement or any Secured Rate Contract now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the other Loan Documents, the Bank Product Agreements, and the Secured Rate Contracts or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent or any Secured Party, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent or such Secured Party of any or all such other rights, powers, or remedies.

19.        Marshaling.  Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

20.         Indemnity.  Each Grantor agrees to indemnify Agent and each Secured Party from and against all claims, lawsuits and liabilities (including reasonable attorneys’ fees) arising out of or resulting from this Agreement (including enforcement of this Agreement) or any other Loan Document to which such Grantor is a party in accordance with and to the extent set forth in Section 10.6 of the Credit Agreement.  This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

21.       Merger, Amendments; Etc.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.  No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent and each Grantor to which such amendment applies.

22.         Addresses for Notices.  All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Agent at its address specified in Section 10.2 of the Credit Agreement, and to any of the Grantors at the notice address specified for Borrowers in the Credit Agreement, or as to any party, at such other address as shall be designated by such party in a written notice to the other party.

23.         Continuing Security Interest: Assignments under Credit Agreement.

(a)          This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Secured Obligations have been paid in full in accordance with the provisions of the Credit Agreement and all of the commitments under the Credit Agreement have expired or have been terminated, (ii) be binding upon each Grantor, and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Agent, and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), any Lender may, in accordance with the provisions of Section 10.9 the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.  Upon payment in full of the Secured Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of all of the commitments under the Credit Agreement, the Guaranty made and the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto.  At such time, upon Borrowers’ request, Agent will authorize the filing of appropriate termination statements to terminate such Security Interest.  No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Agent nor any additional Floorplan Loan, Revolving Loan, Swingline Loan or other loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Agent, nor any other act of the Secured Parties, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by Agent in accordance with the provisions of the Credit Agreement.  Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth.  A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

(b)          If any Secured Party repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Secured Party in full or partial satisfaction of any Secured Obligation or on account of any other obligation of any Credit Party or guarantor under any Loan Document, any Bank Product Agreement, or any Secured Rate Contract because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Secured Party elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such Secured Party related thereto, (i) the liability of the Credit Parties or guarantors with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party or any guarantor in respect of such liability or any Collateral securing such liability.

24.       Survival.  All representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and Issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, or Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement is outstand-ing and unpaid or any Letter of Credit is outstanding and so long as the Lenders’ commitments under the Credit Agreement have not expired or terminated.

25.          Governing Law and Jurisdiction.

(a)          Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)          Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Grantor accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each Grantor hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)          Service of Process.  Each Grantor hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Agreement by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Grantors specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)          Non-Exclusive Jurisdiction.  Nothing contained in this Section 25 shall affect the right of Agent to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction.

26.         Waiver of Jury Trial. EACH GRANTOR AND AGENT, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND/OR ANY AMENDMENTS AND ADDENDA HERETO AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

27.          New Subsidiaries.  Pursuant to Section 5.14 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of any Grantor are required to enter into this Agreement by executing and delivering in favor of Agent a Joinder to this Agreement in substantially the form of Annex 1.  Upon the execution and delivery of Annex 1 by any such new Subsidiary, such Subsidiary shall become a Guarantor and/or Grantor hereunder with the same force and effect as if originally named as a Guarantor and/or Grantor herein.  The execution and delivery of any instrument adding an additional Guarantor or Grantor as a party to this Agreement shall not require the consent of any Guarantor or Grantor hereunder.  The rights and obligations of each Guarantor and Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor or Grantor hereunder.

28.         Agent.  Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of each Secured Party.

29.          Miscellaneous.

(a)          This Agreement is a Loan Document.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

(b)        Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)         Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)        Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Secured Party, or any Grantor, whether under any rule of construction or otherwise.  This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Guaranty and Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

SLAIT CONSULTING, LLC

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

[SIGNATURE PAGE TO GUARANTY AND SECURITY AGREEMENT]

AGENT:
WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Agent

By:	/s/ Farhad Haroon
Name:	Farhad Haroon
Its Duly Authorized Signatory

SCHEDULE 1

COMMERCIAL TORT CLAIMS

SCHEDULE 2

COPYRIGHTS

SCHEDULE 3

INTELLECTUAL PROPERTY LICENSES

SCHEDULE 4

PATENTS

SCHEDULE 5

PLEDGED COMPANIES

SCHEDULE 6

TRADEMARKS

SCHEDULE 7

NAME; CHIEF EXECUTIVE OFFICE; TAX IDENTIFICATION NUMBERS AND ORGANIZATIONAL NUMBERS

SCHEDULE 8

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

SCHEDULE 9

LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

SCHEDULE 10

DOMAIN NAMES

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

EXHIBIT B

PATENT SECURITY AGREEMENT

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

EXHIBIT D

TRADEMARK SECURITY AGREEMENT